UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)
                                (AMENDMENT NO. 3)

                    Bogen Communications International, Inc.
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
                         (Title of Class of Securities)

                                   097189 10 4
                                 (CUSIP NUMBER)

                                 James G. Dinan
                              JGD Management Corp.
                           350 Park Avenue, 4th Floor
                               New York, NY 10022
                                 (212) 651-0501

                                 WITH COPIES TO:
                            Richard P. Swanson, Esq.
                            Thelen Reid & Priest LLP
                               40 West 57th Street
                               New York, NY 10019
                                 (212) 603-6783

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 1, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

----------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  097189 10 4                               Page  2  of  15  Pages

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James G. Dinan
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            / /

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S.A.
--------------------------------------------------------------------------------
---------------------------- ----- ---------------------------------------------
     NUMBER OF SHARES         7    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                     -0-

---------------------------- ----- ---------------------------------------------
                              8    SHARED VOTING POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  097189 10 4                               Page  3  of  15  Pages

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      York Select Unit Trust
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            / /

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands
--------------------------------------------------------------------------------
---------------------------- ----- ---------------------------------------------
     NUMBER OF SHARES         7    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                     -0-

---------------------------- ----- ---------------------------------------------
                              8    SHARED VOTING POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      00
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  097189 10 4                               Page  4  of  15  Pages

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      York Investment Limited
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            / /

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Commonwealth of the Bahamas
--------------------------------------------------------------------------------
---------------------------- ----- ---------------------------------------------
     NUMBER OF SHARES         7    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                     -0-

---------------------------- ----- ---------------------------------------------
                              8    SHARED VOTING POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  097189 10 4                               Page  5  of  15  Pages

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      York Capital Management, L.P.
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            / /

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
---------------------------- ----- ---------------------------------------------
     NUMBER OF SHARES         7    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                     -0-

---------------------------- ----- ---------------------------------------------
                              8    SHARED VOTING POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  097189 10 4                               Page  6  of  15  Pages

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      York Select, L.P.
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            / /

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
---------------------------- ----- ---------------------------------------------
     NUMBER OF SHARES         7    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                     -0-

---------------------------- ----- ---------------------------------------------
                              8    SHARED VOTING POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  097189 10 4                               Page  7  of  15  Pages

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      JGD Management Corp.
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            / /

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
---------------------------- ----- ---------------------------------------------
     NUMBER OF SHARES         7    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                     -0-

---------------------------- ----- ---------------------------------------------
                              8    SHARED VOTING POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                             -0-

---------------------------- ----- ---------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         / /
             CERTAIN SHARES*

--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

              Pursuant to Rule 13d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Amendment No. 3 amends the Schedule 13D of James G. Dinan, dated December 5, 1997, as amended by Amendment No. 1, dated July 30, 1998, as amended by Amendment No. 2 dated December 8, 1998 (collectively, the "Statement") with respect to the common stock, par value $0.001 per share (the "Common Stock"), of Bogen Communications International, Inc., a Delaware corporation (the "Company"). Terms used and not otherwise defined herein shall have the respective meanings set forth in the Statement. Except as supplemented by the information contained herein or otherwise expressly indicated below, the information provided in the Statement remains in effect.

Item 2        Identity and Background
              -----------------------

              (a) This Statement is being filed jointly by the following persons, together with the persons previously disclosed (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

              York Capital Management, L.P. ("York Capital") and York Select, L.P., each a Delaware limited partnership, are privately-owned investment limited partnerships which are in the business of purchasing for investment trading purposes securities and other financial instruments.

              York Select Unit Trust, a Cayman Islands unit trust, is a privately-owned investment unit trust which is in the business of purchasing for investment trading purposes securities and other financial instruments.

              York Investment Limited, a Bahamian Corporation, is a privately-owned investment company which is in the business of purchasing for investment trading purposes securities and other financial instruments.

              JGD Management Corp. is a Delaware corporation which is an investment manager of certain funds and accounts for which it has discretionary investment authority.

              (b) The address for each of Dinan, York Capital, York Select, L.P. and JGD Management Corp. for purposes of this filing is:

              350 Park Avenue, 4th Floor
              New York, New York 10022

              The address of York Investment for purposes of this filing is:

              York Investment Limited
              c/o York Capital Management
              350 Park Avenue, 4th Floor
              New York, New York 10022

              The address of York Select Unit Trust for purposes of this filing is:

              York Select Unit Trust
              c/o York Capital Management
              350 Park Avenue, 4th Floor
              New York, New York 10022

              (d) No events have occurred which would be required to be reported under the provisions of this Item with respect to the Reporting Persons.

              (e) No events have occurred which would be required to be reported under the provisions of this Item with respect to the Reporting Persons.

Item 5.       Interest in Securities of the Issuer
              ------------------------------------

              As of June 21, 2002, the Reporting Persons contracted to sell all of their holdings in the Issuer. The closing took place on July 1, 2002 and the Reporting Persons ceased to hold more than five percent (5%) of the Issuer's Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer
              -----------------------------------

              Pursuant to a Stock Purchase Agreement dated June 21, 2002, the Issuer agreed to purchase from certain of the Reporting Persons the shares of its Common Stock held by each such Reporting Person.

Item 7.       Material to Be Filed as Exhibits
              --------------------------------

              Stock Purchase Agreement dated June 21, 2002.

                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  July 2, 2002


                                         /s/ James G. Dinan
                                    -----------------------------------
                                         James G. Dinan

                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  July 2, 2002


                                    York Capital Management, L.P.


                                    By: Dinan Management, L.L.C.


                                    By:     /s/ James G. Dinan
                                       --------------------------------
                                            James G. Dinan
                                            Senior Managing Member

                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  July 2, 2002


                                    York Select Unit Trust


                                    By: York Select Offshore Holdings, LLC


                                    By:     /s/ James G. Dinan
                                       --------------------------------
                                            James G. Dinan
                                            Senior Managing Director

                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  July 2, 2002


                                    York Select, L.P.


                                    By: York Select Domestic Holdings, LLC


                                    By:     /s/ James G. Dinan
                                       --------------------------------
                                            James G. Dinan
                                            Senior Managing Member

                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  July 2, 2002


                                    York Investment Limited


                                    By: York Offshore Holdings, Limited


                                    By:     /s/ James G. Dinan
                                       --------------------------------
                                            James G. Dinan
                                            Chairman

                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  July 2, 2002


                                    JGD Management Corp.


                                    By:     /s/ James G. Dinan
                                       --------------------------------
                                            James G. Dinan
                                            President

                                                                      EXHIBIT A

                            AGREEMENT OF JOINT FILING
                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                    COMMON STOCK, $0.001 PAR VALUE PER SHARE


     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 2nd day of July, 2002.


                                       YORK CAPITAL MANAGEMENT, L.P.
     /s/ James G. Dinan
   --------------------------------    By: DINAN MANAGEMENT, L.L.C.
    James G. Dinan


YORK SELECT UNIT TRUST                 By:  /s/ James G. Dinan
                                           ----------------------------
                                            James G. Dinan
By: YORK SELECT OFFSHORE HOLDINGS, LLC      Senior Managing Member


By:  /s/ James G. Dinan                YORK SELECT, L.P.
   --------------------------------
     James G. Dinan
     Senior Managing Director          By: YORK SELECT DOMESTIC HOLDINGS, LLC

YORK INVESTMENT LIMITED
                                       By:  /s/ James G. Dinan
By: YORK OFFSHORE HOLDINGS, LIMITED       -----------------------------
                                            James G. Dinan
                                            Senior Managing Member

By:  /s/ James G. Dinan
   --------------------------------    JGD MANAGEMENT CORP.
     James G. Dinan
     Chairman

                                       By:  /s/ James G. Dinan
                                           ----------------------------
                                             James G. Dinan
                                             President